250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Rachael Murray Tel: (518) 415-4313

FOR IMMEDIATE RELEASE

Arrow to Unify Bank Subsidiaries into One Entity Renamed Arrow Bank

GLENS FALLS, N.Y. (July 23, 2024) — Arrow Financial Corporation (NasdaqGS® - AROW) has finalized plans to unify its banking subsidiaries, Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company, into one entity to be renamed Arrow Bank National Association (“Arrow Bank”). Today’s announcement follows the necessary public comment period and regulatory approval by the Office of the Comptroller of the Currency.

"Our decision to unify our bank brands under the Arrow Bank name represents a pivotal moment in our company's history,” said David S. DeMarco, President and CEO of Arrow Financial Corporation. “Years of research and careful planning have led us to this moment, where we are poised to enhance our strategic growth opportunities and provide an unparalleled customer experience. This exciting development would not have been possible without the dedication of the Arrow team who already work together to offer financial solutions throughout our footprint.”

With a proud history dating back to Glens Falls National Bank’s founding in 1851 and Saratoga National Bank’s formation in 1988, Arrow Bank will remain deeply rooted in the communities it serves. Under its new name, Arrow Bank will continue to be part of Arrow Financial Corporation, a publicly traded company headquartered in Glens Falls, New York. The leadership team will remain unchanged, ensuring stability and continuity. Customers can continue to use all the same bank branch locations, and staffing will not be affected.

Arrow Bank will begin rolling out its new branding as part of the unification process. While the name may be updated, the bank remains dedicated to honoring its history and community-based approach to banking including through charitable contributions and volunteerism. Collectively, the banks operate 37 branches in northeastern New York, stretching from Albany to Clinton counties. Arrow currently has an asset size of approximately $4.2 billion and more than 550 employees.

“This brand unification allows Arrow Bank to showcase the scope of services we provide to our customers,” said Tenée R. Casaccio, Board Chair of Arrow Financial Corporation. “Moving forward as one bank, we will remain dedicated to personalized service while delivering value to our shareholders and support to our communities.”

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Arrow Financial Corporation (NasdaqGS® - AROW) is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., and Upstate Agency, LLC, specializing in property and casualty insurance and group health and employee benefits.

The information in this document may contain statements based on management’s beliefs, assumptions, expectations, estimates and projections about the future. Such "forward-looking statements," as defined in Section 21E of the Securities Exchange Act of 1934, as amended, involve a degree of uncertainty and attendant risk. Actual outcomes and results may differ, explicitly or by implication. We are not obligated to revise or update these statements to reflect unanticipated events. This document should be read in conjunction with Arrow’s Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the Securities and Exchange Commission.

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